SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2010

Commission File Number: 000-53750

PROTEONOMIX, INC.

(Name of Registrant in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3842844 (I.R.S. Employer Identification No.)
187 Mill Lane Mountainside, New Jersey (Address of Principal Executive Offices)	07052 (Zip Code)
973-544-6116 (Issuer’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 - Other Events

Proteonomix, Inc. (the "Company") issued a press release, dated August 17, 2010, entitled-"Proteonomix, Inc. (PROT) Announces Joint Venture in the United Arab Emirates."

The press release is in its entirety below:

PROTEONOMIX, INC. (PROT) ANNOUNCES JOINT VENTURE IN THE UNITED ARAB EMIRATES

Proteonomix to Retain 51% Ownership of JV

Agreement Calls for Initial $5 Million Cash Investment into Newly Formed XGen Medical

MOUNTAINSIDE, NJ- August 17, 2010- PROTEONOMIX, INC. (OTC BB: PROT), a biotechnology company focused on developing therapeutics based upon the use of human cells and their derivatives, announced today that it has executed a joint venture agreement with a group of investors that will create a new stem cell treatment and research facility in the United Arab Emirates (U.A.E.). The Investor Group has committed to invest $5 million on or before September 10, 2010. The Joint Venture company, XGen Medical LLC (“XGen”), a Nevis Island limited liability company, will be owned 51% by Proteonomix and 49% by the Investor Group. Due to confidentiality and competitive reasons, the Investor Group has requested to remain anonymous for the present. The Investor Group is not related directly and/or indirectly to the Company, its management, its board of directors and/or its current shareholders.

Highlights of the agreement include the following:

StromaCel, Laboratory and Clinical Agreement

The Investor Group assumes a variety of operational duties under the agreement, including some regulatory responsibility in the U.A.E., physician recruitment and cooperative management of the local entity.  The Investor Group $5 million cash investment includes the purchase of $1 million of cellular material from Proteonomix.

Additionally, as part of the agreement Proteonomix will license to XGen (the joint venture), both a use and treatment license in the UAE, as well as a license to manufacture the cellular material. The agreement also anticipates the formation of treatment facilities in other locations to be jointly agreed upon between the Company and the Investor Group.  Each new facility would require the Investor Group to contribute a minimum investment of $5 million.

The agreement calls for Proteonomix, Inc., through its wholly owned subsidiary, StromaCel, Inc., to receive $ 7,500 per treated patient.

Provision for the Distribution of Proteoderm, Proteonomix, Inc.’s new Anti-aging line of skin care products (www.proteoderm.com)

Additionally, the agreement calls for XGen, the joint venture, to market and distribute Proteoderm, including the Matrix NC-138 anti-aging products.

Specific terms of the agreement are as follows:

XGen will purchase Proteoderm at a wholesale price of 50% of the Manufacturer’s Suggested Retail Price (MSRP).

XGen will maintain exclusive distribution rights in the U.A.E., provided the Joint Venture purchases a minimum order of 5,000 units the first year, and increases purchases at a rate of 20% per annum until reaching 10,000 units per year.

All terms of the agreement are subject to normal due diligence provisions.

“It is a milestone for us in that it validates the value of our intellectual property and business strategy. This agreement commences our desire to create a global footprint and could act as a reference site as we seek to expand beyond the U.A.E. and Middle East,” stated Mr. Michael Cohen, Chairman and CEO of Proteonomix, Inc.  “It is also important to note that this agreement does not involve the issuance of equity in Proteonomix, Inc. and is in no way dilutive to the shareholders of Proteonomix, Inc.,” added Mr. Cohen.

Proteonomix, Inc. plans to issue updates regarding the implementation of the Joint Venture Agreement in the near future.

About Proteonomix, Inc.:

Proteonomix is a biotechnology company focused on developing therapeutics based upon the use of human cells and their derivatives. Proteoderm, Inc. is a wholly owned subsidiary of Proteonomix that has recently opened its retail web site, Proteoderm.com, and begun accepting pre-orders for its anti-aging line of skin care products. StromaCel, Inc.'s goal is the development therapeutic modalities for the treatment of Cardiovascular Disease (CVD). StromaCel, Inc. is pursuing the licensing of other technologies for therapeutic use. National Stem Cell, Inc. is Proteonomix's operating subsidiary. The Sperm Bank of New York, Inc. is a fully operational tissue bank. Proteonomix Regenerative Translational Medicine Institute, Inc. ("PRTMI") intends to focus on the translation of promising research in stem cell biology and cellular therapy to clinical applications of regenerative medicine. Proteonomix intends to create and dedicate a subsidiary to each of its technologies. Please also visit http://www.proteonomix.com/, http://www.proteoderm.com/, http://www.otcqb.com/ and http://www.sec.gov/.

Forward-looking statements

Certain statements contained herein are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). Proteonomix, Inc. cautions that statements made in this press release constitute forward-looking statements and makes no guarantee of future performance. Actual results or developments may differ materially from projections. More specifically, the investment may never occur negating the agreement, product performance and/or side effects may necessitate termination of the joint venture, the implementation of the agreement may not succeed and inadequate or no business may develop causing the failure of the joint venture and there are inherent risks in foreign operations, particularly those in the Mideast. Forward-looking statements are based on estimates and opinions of management at the time statements are made.

Contact:

Donald C. Weinberger / Adam Lowensteiner

Wolfe Axelrod Weinberger Associates, LLC

(212) 370-4500

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTEONOMIX, INC.

Dated: August 18, 2010

By:/s/Michael Cohen

Name:   Michael Cohen

President